Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2007

HOUSTON, May 1, 2007 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $24.1 million, or $0.59 per diluted share for the three months ended March 31, 2007, versus net income of $17.3 million, or $0.44 per diluted share for the first quarter of 2006. Total revenues increased approximately 20% to $117.7 million for the quarter ended March 31, 2007 from $98.2 million for the same period in 2006 as the Company continued to experience strong worldwide demand for its products and services. Operating income increased to $32.7 million in the first quarter of 2007 from $25.0 million in the first quarter of 2006. As a percentage of revenues, operating income increased to approximately 28% in 2007 from approximately 25% in 2006.

All share and earnings per share data contained in this press release have been restated to reflect the increased number of common shares outstanding resulting from the Company’s two-for-one stock split, accomplished through a stock dividend, on October 5, 2006 to stockholders of record as of September 21, 2006.

In addition, the Company announced that its backlog at March 31, 2007 was approximately $345 million, compared to its March 31, 2006 backlog of approximately $274 million. The Company expects its earnings per share for the quarter ending June 30, 2007 to approximate $0.55 to $0.65 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2006	2007
Revenues	$98,198	$117,682
Cost and expenses:
Cost of sales	57,163	67,750
Selling, general and administrative	11,177	12,018
Engineering and product development	4,895	5,206

	73,235	84,974

Operating income	24,963	32,708
Interest income, net	109	1,668

Income before income taxes	25,072	34,376
Income tax provision	7,753	10,325

Net income	$17,319	$24,051

Diluted earnings per common share	$0.44	$0.59

Weighted average common shares outstanding – diluted	39,809	40,933

Depreciation and amortization	$3,585	$3,877

Capital expenditures	$4,743	$4,550